Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-69572

          PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED OCTOBER 9, 2001
                                       OF
                               MIRANT CORPORATION

                                   RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                   2.5% CONVERTIBLE SENIOR DEBENTURES DUE 2021

The Prospectus dated October 9, 2001 ("the Prospectus") relating to resales by selling securityholders of Mirant Corporation's 2.5% Convertible Senior Debentures Due 2021 is hereby supplemented by amending the "Selling Securityholders" section on page 36 thereof by inserting the following as new selling securityholders:


                                               Aggregate Principal        Total            Number of Shares
                                              Amount of Debentures     Percentage of        of Associated        Total Percentage
                                                   At Maturity          Debentures          Common Stock         of Common Stock
Name of Selling Securityholder                  that May be Sold        Outstanding      that May be Sold (1)     Outstanding(2)
--------------------------------------------- ---------------------- ---------------- ------------------------- ------------------
Victory Capital Management as Agent for
   Parker/Key Convertible                            $140,000               *                  2,060                    *
Victory Capital Management as Investment
   Advisor for Union Security Life
   Insurance Co.                                     $ 20,000               *                    294                    *


* Indicates ownership of less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of
14.7167 shares of common stock per $1,000 principal amount at maturity of the debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 402,923,915 shares of common stock outstanding as of October 30, 2002. Pursuant to that rule, in calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures but did not assume conversion of any other holder's debentures.

None of the selling securityholders have held any principal position, office or had any other material relationship within the past three years with us or our predecessors or affiliates.

The Prospectus is also hereby supplemented by amending the "Underwriters" section on page 37 thereof by inserting the following, each as an affiliate of one or more registered broker-dealers: Victory Capital Management as Agent for Parker/Key Convertible and Victory Capital Management as Investment Advisor for Union Security Life Insurance Co.

                  Prospectus Supplement dated November 8, 2002

                                  End of Filing